                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _______________


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                           (Amendment No.  )(1)



                             Mid State Raceway Inc
                             ______________________

                               (Name of Issuer)



                                  Common Stock
                     ______________________________________

                         (Title of Class of Securities)



                                   595492109
                                 _____________

                                 (CUSIP Number)

                               December 31, 1998
                               __________________
                         (Date of Event which Requires
                           Filings of this Statement)


                               Page 1 of 2 Pages


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

         [X]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


____________________

  (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      CUSIP No. 595492109             13G               Page 2 of 4 Pages
               --------------                               ---  ---
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ABN AMRO Incorporated
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  [13-3227945]
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA (A NEW YORK CORPORATION)
--------------------------------------------------------------------------------
             NUMBER OF             5      SOLE VOTING POWER

              SHARES                      N/A
                                   ---------------------------------------------
           BENEFICIALLY            6      SHARED VOTING POWER

             OWNED BY                     N/A
                                   ---------------------------------------------
               EACH                7      SOLE DISPOSITIVE POWER

             REPORTING                    N/A
                                   ---------------------------------------------
              PERSON               8      SHARED DISPOSITIVE POWER

               WITH                       N/A
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      16,400
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.58%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      Broker/Dealer (BD)
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


                                   13G FILING

ITEM 1.     A)   Name of Issuer:

                 Mid-State Raceway Inc

            B)   Address of Issuer's Principal Executive Offices:

                 PO Box 860
                 Vernon, NY 13476

ITEM 2.     A)   Name of Person Filing:

                 ABN AMRO Chicago Corporation

            B)   Address of Principal Business Office:

                 208 S. LaSalle Street,
                 Chicago Illinois 60604

            C)   Citizenship:

                 USA ( A New York Corporation)

            D)   Title of Class of Securities:

                 Common Stock

            E)   Cusip Number:

                 595492109

ITEM 3.     The person filing is a:

            Broker/Dealer (BD)

ITEM 4.     A)   Amount Beneficially Owned:

                 16,400

            B)   Percent of Class:

                 6.58%

            C) Number of shares as to which such person has voting power and or power to dispose or to direct the disposition of:

                 N/A

                                                               Page 4 ot 4 Pages


ITEM 5.     Ownership of Five Percent of Less:

            N/A

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person:

            N/A

ITEM 7. Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company:

            N/A

ITEM 8.     Identification and Classification of members of the Group:

            N/A

ITEM 9.     Notice of Dissolution of Group:

            N/A

ITEM 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

            SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            February 12, 1999
            -----------------
            (Date)


            /s/ John Kramer
            ----------------------------------
            (Signature)

            John Kramer/General Counsel
            ----------------------------------
            (Name/Title)